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                                                                     Exhibit 4.1


                     AMENDMENT TO THE BY-LAWS OF HARDINGE INC.

                               DATED FEBRUARY 22, 2000


     Effective April 1, 2000, the first sentence of Article III, Section 3, of the By-Laws of Hardinge Inc. was amended to read:

     "THE NUMBER OF DIRECTORS CONSTITUTING THE ENTIRE BOARD SHALL BE EIGHT (8)."